REGISTRATION NO. 333-104568

FILED PURSUANT TO RULE 424(b)(3)

PROSPECTUS

FOCUS ENHANCEMENTS, INC.

840,000 SHARES OF COMMON STOCK

     This prospectus relates to the registration for resale of 840,000 shares of common stock, $.01 par value per share (“common stock”), of Focus Enhancements, Inc., a Delaware corporation.

     Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to the selling shareholders identified in this prospectus to register for resale shares issued to them. The selling shareholders obtained warrants to purchase shares of our common stock in three distinct and separate transactions for services they provided to us.

     Pursuant to this prospectus, the selling shareholders may sell some or all of the shares they hold through ordinary brokerage transactions, directly to market makers of our shares, or through any of the other means described in the “Plan of Distribution” section of this prospectus, beginning on page 10 of this prospectus. Other than funds received upon the exercise of warrants, the selling shareholders, and not us, will receive all of the proceeds from any sales of the shares, less any brokerage or other expenses of the sale incurred by them.

     We will pay all registration expenses including, without limitation, all Securities and Exchange Commission and blue sky registration and filing fees, printing expenses, transfer agents’ and registrars’ fees, and the fees and disbursements of our outside counsel in connection with this offering, but the selling shareholders will pay all selling expenses including, without limitation, any underwriters’ or brokers’ fees or discounts relating to the shares registered hereby, or the fees or expenses of separate counsel to the Selling shareholders.

     Each selling shareholder may be deemed to be an “Underwriter” as such term is defined in the Securities Act of 1933, and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

     Our common stock is listed on the NASDAQ SmallCap Market with the ticker symbol: “FCSE.” On April 25, 2003, the closing price of one share of our common stock on the NASDAQ SmallCap Market was $0.70. Our principal executive offices are located at 1370 Dell Avenue, Campbell, California 95008, and our telephone number is (408) 866-8300.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 2 of this prospectus.

The date of this prospectus is April 25, 2003.

FORWARD LOOKING STATEMENTS
RISK FACTORS
FOCUS ENHANCEMENTS, INC.
USE OF PROCEEDS
DILUTION
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

FORWARD LOOKING STATEMENTS

     From time to time, information provided by Focus Enhancements Inc. (“Focus’) or statements made by its employees may contain “forward looking” information within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words or phrases such as “believe”, “plan”, “expect”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “may increase”, “may fluctuate”, “may improve” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, and “could”. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, opportunities and expectations regarding technologies, anticipated performance or contributions from new and existing employees, projections of future performance, possible changes in laws and regulations, potential risks and benefits arising from the implementation of our strategic and tactical plans, perceived opportunities in the market, potential actions of significant stockholders and investment banking firms, and statements regarding our mission and vision. Our actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors. Factors that may cause such differences include, without limitation, the availability of capital to fund our future cash needs, reliance on major customers, history of operating losses, market acceptance of our products, technological obsolescence, competition, component supply problems and protection of proprietary information, as well as the accuracy of our internal estimates of revenue and operating expense levels. Each forward looking statement should be read in conjunction with the “Risk Factors” included in this prospectus and the consolidated financial statements and notes thereto, together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our periodic reports filed with the SEC. We do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

RISK FACTORS

     You should carefully consider the following risks relating to our business and our common stock, together with the other information described elsewhere in this prospectus. If any of the following risks actually occur, our business, results of operations and financial condition could be materially affected, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to Our Business

We have a long history of operating losses.

     As of December 31, 2002, we had an accumulated deficit of $61,323,000. We incurred net losses of $5,957,000, and $6,658,000 for the years ended December 31, 2002 and 2001, respectively. There can be no assurance that we will become profitable. Additionally, our auditors have included an explanatory paragraph in their report on our financial statements for the year ended December 31, 2002 with respect to uncertainties about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

We may need to raise additional capital, which will result in further dilution of existing and future stockholders.

     Historically, we have met our short-and long-term extra cash needs through debt and the sale of common stock in private placements because cash flow from operations has been insufficient to fund our operations. Set forth below is information regarding net proceeds received recently:

	Private Offerings Of	Issuance of	Exercise of Stock
	Common Stock	Debt	Options and Warrants

Fiscal 2002	$3,121,000	—	$625,000
Fiscal 2001	—	$2,650,000	$199,000

     Future capital requirements will depend on many factors, including cash flow from operations, continued progress in research and development programs, competing technological and market developments, and our ability to market our products successfully. If we require additional equity or debt financing in the future, there can be no assurance that sufficient funds will be raised. Moreover, any equity financing or convertible debt would result in dilution to our then-existing stockholders and could have a negative effect on the market price of our common stock. Furthermore, any additional debt financing may result in higher interest expense.

     In the event we are unable to raise additional capital, we may not be able to fund our operations which could result in the inability to execute our current business plan.

We have a significant amount of convertible securities that will dilute existing stockholders upon conversion.

     At December 31, 2002, we had 37,560,537 and 1,904 shares of common and preferred shares issued and outstanding, respectively, and 1,174,569 warrants and 4,517,579 options that are exercisable into shares of common stock. The 1,904 shares of preferred stock are convertible into 1,904,000 shares of our common stock. We also may issue additional shares in acquisitions and may grant 1,298,558 additional stock options to our employees, officers, directors and consultants under our current stock option plans. Any additional plans will further dilute existing stockholders.

     In addition, at December 31, 2002, the Company was obligated under certain circumstances, to issue up to 1,388 shares of preferred stock convertible into 1,388,000 shares of common stock upon the conversion of $1,822,000 debt and accrued interest.

We are dependent upon a significant stockholder to meet our interim financing needs.

     We have relied upon the ability of Carl Berg, a director and significant owner of our common stock for interim financing needs. As of December 31, 2002, we had an aggregate of approximately $4.2 million in debt and accrued interest outstanding to Mr. Berg. There can be no assurances that Mr. Berg will continue to provide such interim financing should we need additional funds.

We rely on certain vendors for a significant portion of our manufacturing.

     Over 40% of the components for our products are manufactured on a turnkey basis by three vendors, Furthertech Company Ltd., Samsung Semiconductor Inc., and Asemtec Corporation. In addition, certain of our products are assembled by a single vendor in Mexico. If these vendors experience production or shipping problems for any reason, we in turn could experience delays in the production and shipping of our products, which would have an adverse effect on our results of operations.

We are dependent on our suppliers.

     We purchase all of our parts from outside suppliers and from time to time experience delays in obtaining some components or peripheral devices. Additionally, we are dependent on sole source suppliers for certain components. There can be no assurance that labor problems, supply shortages or product discontinuations will not occur in the future which could significantly increase the cost, or delay shipment, of our products, which in turn could adversely affect our results of operations.

We rely on sales to a few major customers for a large part of our revenues.

     As of December 31, 2002, two distributors represented approximately 31% of the Company’s accounts receivable (21% and 10% respectively), while a customer represented an additional 10% of the Company’s accounts receivable. As of December 31, 2001, a major distributor represented approximately 19% of the Company’s accounts receivable, a major retailer represented approximately 9% of the Company’s accounts receivable and a second major distributor represented approximately 5% of the Company’s accounts receivable. We do not have long-term contracts requiring any customer to purchase any minimum amount of products. There can be no assurance that we will continue to receive orders of the same magnitude as in the past from existing customers or we will be able to market our current or proposed products to new customers. Loss of any major customer would have a material adverse effect on our business as a whole. Furthermore, many of our products are dependent upon the overall success of our customer’s product, over which we often have no control.

Our products may become obsolete very quickly.

     The computer peripheral markets are characterized by extensive research and development and rapid technological change resulting in short product life cycles. Development by others of new or improved products, processes or technologies may make our products or proposed products obsolete or less competitive. We must devote substantial efforts and financial resources to enhance our existing products and to develop new products. There can be no assurance that we will succeed with these efforts.

We may not be able to protect our proprietary information.

     As of March 21, 2003, we had been issued five patents and filed five provisional patent applications in the United States. Certain of these patents have also been filed and issued in countries outside the United States. We treat our technical data as confidential and rely on internal non-disclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets, to protect our proprietary information. There can be no assurance that these measures will adequately protect the confidentiality of our proprietary information or prove valuable in light of future technological developments.

Delays in product development could adversely affect our market position or customer relationships.

     We have experienced delays in product development in the past and may experience similar delays in the future. Given the short product life cycles in the markets for our products, any delay or unanticipated difficulty associated with new product introductions or product enhancements could cause us to lose customers and damage our competitive position. Prior delays have resulted from numerous factors, such as:

•	changing product specifications; difficulties in hiring and retaining necessary personnel;

•	difficulties in reallocating engineering resources and other resource limitations;

•	difficulties with independent contractors;

•	changing market or competitive product requirements; unanticipated engineering complexity;

•	undetected errors or failures in software and hardware; and

•	delays in the acceptance or shipment of products by customers.

If we are unable to respond to rapid technological change in a timely manner, then we may lose customers to our competitors.

     To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our products. Our industry is characterized by rapid technological change, changes in user and customer requirements and preferences and frequent new product and service introductions. If competitors introduce products and services embodying new technologies, or if new industry standards and practices emerge, then our existing proprietary technology and systems may become obsolete. Our future success will depend on our ability to do the following:

•	both license and internally develop leading technologies useful in our business;

•	enhance our existing technologies;

•	develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     To develop our proprietary technology entails significant technical and business risks. We may use new technologies ineffectively, or we may fail to adapt our proprietary technology and transaction processing systems to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, then our customers may forego the use of our services and use those of our competitors.

We typically operate without a significant amount of backlog.

     We typically operate with a small amount of backlog. Accordingly, we generally do not have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked in that quarter. Any significant weakening in current customer demand would therefore have and has had in the past an almost immediate adverse impact on our operating results.

Our quarterly financial results are subject to significant fluctuations.

     We have been unable in the past to accurately forecast our operating expenses or revenues. Our revenues currently depend heavily on volatile customer purchasing patterns. If actual revenues are less than projected revenues, we may be unable to reduce expenses proportionately, and our operating results, cash flows and liquidity would likely be adversely affected.

Our common stock currently does not met the minimum bid price requirement to remain listed on the Nasdaq SmallCap Market. If we were to be delisted, it could make trading in our stock more difficult.

     Our common stock is traded on the Nasdaq SmallCap Market. There are various quantitative listing requirements for a company to remain listed on the Nasdaq SmallCap Market.

•	We are required to maintain a minimum bid price of $1.00 per share for our common stock. Between January 1, 2003 and March 31, 2003, our stock closed below $1.00 a share on 41 of 61 trading days. On March 18, 2003, we were notified by the Nasdaq that our common stock does not meet the minimum bid price requirement to remain listed on the Nasdaq SmallCap Market. Focus has been provided 180 calendar days, or until September 15, 2003, to regain compliance.

•	We must maintain stockholders’ equity of $2,500,000. At December 31, 2002, we had total stockholders’ equity of $4.2 million. To the extent we continue to incur net losses and do not raise additional capital, our stockholders’ equity will be reduced.

     If we fail these Nasdaq SmallCap requirements, our common stock could be delisted, eliminating the only established trading market for shares of our common stock. Any sales of our common stock at a discount to market may reduce the trading price of our common stock to a level below the Nasdaq minimum bid price requirement.

     In the event we are delisted from Nasdaq, we would be forced to list our shares on the OTC Electronic Bulletin Board or some other quotation medium, such as pink sheets, depending on our ability to meet the specific listing requirements of those quotation systems. As a result an investor might find it more difficult to dispose of, or to obtain accurate price quotations for, our shares. Delisting might also reduce the visibility, liquidity, and price of our common stock.

Our common stock price is volatile.

     The market price for our common stock is volatile and has fluctuated significantly to date. For example, between January 1, 2002 and March 31, 2003, the per share price of our stock has fluctuated between $0.45 and $2.24 per share, closing at $0.71 at March 31, 2003. The trading price of our common stock is likely to continue to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated variations in our quarterly operating results;

•	announcements of technological innovations, new sales formats or new products or services by us or our competitors;

•	changes in financial estimates by securities analysts;

•	changes in the economic performance and/or market valuations of other multi-media, video scan companies;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel; and

•	sales of common stock or issuance of other dilutive securities.

     In addition, the securities markets have experienced extreme price and volume fluctuations, and the market prices of the securities of technology companies have been especially volatile. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of stock, many companies have been the object of securities class action litigation, including us. If we are sued again in a securities class action, then it could result in additional substantial costs and a diversion of management’s attention and resources.

Risks Related to Our Industry

International sales are subject to significant risk.

     Our revenues from outside the United States are subject to inherent risks related thereto, including currency rate fluctuations, the general economic and political conditions in each country. There can be no assurance that the economic crisis and currency issues currently being experienced in certain parts of the world will not reduce demand for our products and therefore have a material adverse effect on our revenue or operating results.

Our businesses are very competitive.

     The computer peripheral markets are extremely competitive and are characterized by significant price erosion over the life of a product. We currently compete with other developers of video conversion products and with video-graphic integrated circuit developers. Many of our competitors have greater market recognition and greater financial, technical, marketing and human resources. Although we are not currently aware of any announcements by our competitors that would have a material impact on its operations, there can be no assurance that we will be able to compete successfully against existing companies or new entrants to the marketplace.

     The video production equipment market is highly competitive and is characterized by rapid technological change, new product development and obsolescence, evolving industry standards and significant price erosion over the life of a product. Competition is fragmented with several hundred manufacturers supplying a variety of products to this market. We anticipate increased competition in the video post-production equipment market from both existing manufacturers and new market entrants. Increased competition could result in price reductions, reduced margins and loss of market share, any of which could materially and adversely affect our business, financial condition and results of operations. There can be no assurance that we will be able to compete successfully against current and future competitors in this market.

     Often our competitors have greater financial, technical, marketing, sales and customer support resources, greater name recognition and larger installed customer bases than we possess. In addition, some of our competitors also offer a wide variety of video equipment, including professional video tape recorders, video cameras and other related equipment. In some cases, these competitors may have a competitive advantage based upon their ability to bundle their equipment in certain large system sales.

We are exposed to general economic conditions that have resulted in significantly reduced sales levels. If such adverse economic conditions were to continue or worsen, our business, financial condition and operating results could be adversely impacted.

     If the adverse economic conditions in the United States and throughout the world economy continue or worsen, we may experience a material adverse impact on our business, operating results, and financial condition. We continue to take actions and charges to reduce our cost of sales and operating expenses in order to address these adverse conditions. A prolonged continuation or worsening of sales trends may require additional actions and charges to reduce cost of sales and operating expenses in subsequent quarters. We may be unable to reduce cost of sales and operating expenses at a rate and to a level consistent with such a future adverse sales environment. If we must undertake further expense reductions, we may incur significant incremental special charges associated with such expense reductions that are disproportionate to sales, thereby adversely affecting our business, financial condition and operating results. Continuing weakness in the economy could decrease demand for our products, increase delinquencies in payments and otherwise have an adverse impact on our business.

Recent corporate bankruptcies, accounting irregularities, and alleged insider wrong doings have negatively affected general confidence in the stock markets and the economy, further depressing the stock market and causing the U.S. Congress to enact sweeping legislation.

     In an effort to address these growing investor concerns, the U.S. Congress passed, and on July 30, 2002, President Bush signed into law, the Sarbanes-Oxley Act of 2002. This sweeping legislation primarily impacts investors, the public accounting profession, public companies, including corporate duties and responsibilities, and securities analysts. Some highlights include establishment of a new independent oversight board for public accounting firms, enhanced disclosure requirements for public companies and their insiders, required certification by CEO’s and CFO’s of SEC financial filings, prohibitions on certain loans to offices and directors, efforts to curb potential securities analysts’ conflicts of interest, forfeiture of profits by certain insiders in the event financial statements are restated, enhanced board audit committee requirements, whistleblower protections, and enhanced civil and criminal penalties for violations of securities laws. It is difficult to predict the impact of such legislation, however it will increase the costs of securities law compliance for publicly traded companies such as us.

Continued terrorism threats and war in the Middle East have had a negative impact on the U.S. economy.

     The adverse consequences of war and the effects of terrorism have had a negative affect on the U.S. economy. A prolonged conflict could negatively impact our ability to raise additional funds if needed and our revenues will be adversely affected if consumers and businesses continue to cut back spending.

FOCUS ENHANCEMENTS, INC.

     Founded in 1991, FOCUS Enhancements, Inc. is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, we design, develop, and market video solutions in two distinct markets: advanced, proprietary video conversion ICs (Integrated Circuits) and affordable, high quality, digital-video conversion and video production equipment. Semiconductor (Integrated Circuit) products include designs for PCs, Game Cards, Internet TV, set-top boxes, Internet appliances, and interactive TV applications, and they are sold directly to Original Equipment Manufacturers (OEMs). Our complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and Home Theater markets.

     Our main address is 1370 Dell Avenue, Campbell, California 95008 and our telephone number is (408) 866-8300. Our Web site is located at http://www.Focusinfo.com. Information contained in our Web site is not part of this prospectus.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the selling stockholders. However, we will receive funds from the exercise of warrants held by selling stockholders who pay the exercise price in cash. The warrants entitle some of the selling shareholders to purchase up to an aggregate of 40,000 shares of our common stock. The conversion price of the warrants is $1.20 per share. We will receive the proceeds of any exercise of the warrants, which we will use for general corporate purposes. If all warrants are exercised, we will receive gross proceeds of $48,000. There can be no assurances that any of the warrants will be exercised.

     We are paying the expenses of registration of the shares being offered under this prospectus.

DILUTION

     If all of the shares being offered pursuant to this prospectus are sold after the exercise of warrants, our shareholders will be diluted by less than one percent.

SELLING SHAREHOLDERS

     The following table sets forth: (i) the number of shares of Focus common stock beneficially owned by each selling shareholder as of March 31, 2003 and (ii) the number of shares of Focus common stock to be offered hereby by each selling shareholder. The information set forth below is based on information provided by each selling shareholder.

	Common Stock Beneficially Owned
	as of March 31, 2003
			Number of Shares
Name of Selling Shareholder (1)	Number	Percent (2)	Offered

Alpha Capital A.G.	520,833	1.4%	520,833
Shimshon Visnstein	279,167	*	279,167
vFinance Investments, Inc.	196,215	*	22,400	(3)
Richard Rosenblum	22,800	*	8,800	(3)
David Stefansky	22,800	*	8,800	(3)

			840,000

*	Less than one percent.

(1)	Such persons have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)	Based on 37,104,315 total shares outstanding as of March 31, 2003.

(3)	Shares to be sold upon exercise of warrants at $1.20 per share.

November 2002 Private Placement

     On November 25, 2002, we sold in a private placement, 800,000 shares of our common stock to two investors for net proceeds of $685,000. The shares were sold at a 20% discount to the 20-day average closing bid prices of our common stock prior to the date of the transaction. In connection with the private placement, we also issued warrants to purchase 40,000 shares of common stock at $1.20 per share to vFinance Investments, Inc. and two principals of vFinance Investments, Inc. who assisted us in placing the shares with the investors. No general solicitation or advertising was utilized by vFinance Investments, Inc. or us in the private placement. The two investors include:

Alpha Capital A.G. Alpha Capital Aktiengesellschaft is engaged in the business of making investments. Alpha Capital, a corporation, is headquartered at Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein. Investment decisions for Alpha Capital are made by Konrad Ackerman in his role as director.

Shimshon Visnstein. Shimshon Visnstein is a private investor located at 5 Ramat Shlomo Street, Jerusalem, Israel.

Services Rendered

     vFinance Investments, Inc. vFinance Investments, Inc. acted as placement agent in connection with the November 25, 2002 private placement. vFinance Investment, Inc.’s duties as placement agent were undertaken on a reasonable best efforts basis only. It made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities. Tim Mahoney, a member of our Board of Directors is the Chairman and COO of vFinance, Inc., the parent company to vFinance Investments, Inc. Mr. Mahoney owns approximately 20% of the shares of vFinance, Inc.

     In connection with the private placement, vFinance Investments, Inc. was issued warrants to purchase 40,000 shares of our common stock. The warrants are exercisable at $1.20 per share and expire on November 25, 2006. vFinance Investments, Inc. transferred 8,800 warrants each to two of its affiliates (Messrs. Richard Rosenblum and David Stefansky) for their efforts in the private placement. The decision to exercise any warrants issued, and the decision to sell the common stock issued pursuant to the warrants, will be made by vFinance Investments, Inc. officers or the individuals, as the case may be.

     At the time vFinance Investments, Inc. or its affiliates acquired the shares to be resold pursuant to this prospectus, vFinance Investments, Inc. and its affiliates did not have any agreements or understandings, directly or indirectly, with any person to distribute these shares.

     We are registering the Offered Shares for resale in accordance with certain registration rights granted the selling shareholders. We will pay all registration expenses including, without limitation, all the SEC and blue sky registration and filing fees, printing expenses, transfer agents’ and registrars’ fees, and the fees and disbursements of our outside counsel in connection with this offering, but the selling shareholders will pay all selling expenses including, without limitation, any underwriters’ or brokers’ fees or discounts relating to the shares registered hereby, or the fees or expenses of separate counsel to the selling shareholders.

     Other than disclosed in this prospectus, no selling shareholder has had any position, office or other material relationship with us during the past three years.

     One or more of the selling shareholders identified above may choose to donate or transfer as gifts some or all of the shares that may otherwise be sold directly by the selling shareholder or the selling shareholder may choose to transfer some or all of these shares for no value to one or more affiliated persons. If any of the shares are so transferred by any of the selling shareholders listed above, then the persons who receive the shares would constitute additional selling shareholders under this prospectus.

PLAN OF DISTRIBUTION

     The selling shareholders may offer their shares at various times in one or more of the following transactions:

•	on the NASDAQ SmallCap Market

•	on any United States securities exchange where our common stock may be listed in the future

•	in the over the counter market

•	in privately negotiated transactions directly with purchasers

•	in a combination of any of the above transactions

     The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

     The selling shareholders may also pledge shares to broker-dealers or other financial institutions, and, upon a default relative to any selling shareholder who has so pledged any such shares, the broker-dealer or other financial institution holding the pledged shares may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     In effecting sales, brokers, dealers or agents engaged by any selling shareholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholder in amounts to be negotiated prior to the sale. Any such selling shareholder and such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. One or more of the selling shareholders may indemnify broker-dealers that participate in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act of 1934 may apply to sales of common stock in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders and have informed each of them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, and discount, commission and other item constituting compensation, any discount, commission or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public.

     We will not receive any of the proceeds from the selling shareholders’ sale of our common stock. This registration statement will remain effective until the earlier of (a) the date when all of the shares registered by this registration statement have been distributed to the public or (b) the date when the selling shareholders may sell all of the shares registered by this registration statement in any three month period pursuant to Rule 144 of the Securities Act (or such successor rule as may be adopted by the SEC).

DESCRIPTION OF CAPITAL STOCK

General

     We are authorized to issue up to 60,000,000 shares of common stock, $.01 par value per share, and 3,000,000 shares of preferred stock, $.01 par value per share. As of March 31, 2003, 37,104,315 shares of common stock and 1,904 shares of convertible preferred stock were issued and outstanding. All of the outstanding capital stock is, and will be, fully paid and non-assessable.

Common Stock

     Holders of common stock are entitled to one vote per share. All actions submitted to a vote of stockholders are voted on by holders of common stock voting together as a single class. Holders of common stock are not entitled to cumulative voting in the election of directors.

     Holders of common stock are entitled to receive dividends in cash or in property on an equal basis, if and when dividends are declared on the common stock by our board of directors, subject to any preference in favor of outstanding shares of preferred stock, if there are any.

     In the event of liquidation of our company, all holders of common stock will participate on an equal basis with each other in our net assets available for distribution after payment of our liabilities and payment of any liquidation preferences in favor of outstanding shares of preferred stock.

     Holders of common stock are not entitled to preemptive rights and the common stock is not subject to redemption.

     The rights of holders of common stock are subject to the rights of holders of any preferred stock that we designate or have designated. The rights of preferred stockholders may adversely affect the rights of the common stockholders.

Preferred Stock

     Our board of directors has the ability to issue up to 3,000,000 shares of preferred stock in one or more series, without stockholder approval. The board of directors may designate for the series:

•	the number of shares and name of the series,

•	the voting powers of the series, including the right to elect directors, if any,

•	the dividend rights and preferences, if any,

•	redemption terms, if any,

•	liquidation preferences and the amounts payable on liquidation or dissolution, and

•	the terms upon which such series may be converted into any other series or class of our stock, including the common stock and any other terms that are not prohibited by law.

     It is impossible for us to state the actual effect it will have on common stock holders if the board of directors designates a new series of preferred stock. The effects of such a designation will not be determinable until the rights accompanying the series have been designated. The issuance of preferred stock could adversely affect the voting power, liquidation rights or other rights held by owners of common stock or other series of preferred stock. The board of directors’ authority to issue preferred stock without stockholder approval could make it more difficult for a third party to acquire control of our company, and could discourage any such attempt. We have no present plans to issue any additional shares of preferred stock.

Series B Preferred Stock

     On April 24, 2001, the board of directors of Focus adopted a Certificate of Designation whereby a total of 2,000 shares of Series B Preferred Stock, $0.01 par value per share, are reserved for issuance in connection with the convertible note issued by us to Carl Berg. Each share has a liquidation preference in the amount of $1,190.48 plus all accrued or declared but unpaid dividends. Cash dividends on the stock are non-cumulative and are paid at the option of the board of directors. If paid, the rate shall be seven percent per annum. The board does not presently intend to pay dividends on the stock. At the option of the holder, each share is convertible into 1,000 shares of our common stock.

     The Company is obligated, under certain circumstances, including at the election of Mr. Berg and Focus, to convert the outstanding balances of convertible notes payable to Mr. Berg, and any unpaid interest, into shares of Focus preferred stock. As of December 31, 2002, approximately 1,388 shares of preferred stock were subject to issuance to Mr. Berg pursuant to the convertible notes payable agreements.

Options and Warrants

     As of March 31, 2003, 6,480,172 options for shares were outstanding under our approved stock option plans and 1,172,917 shares were available for future grants under our stock option plans. We have also issued or are required to issue warrants totaling 1,162,140 common stock shares. Of that number of warrants, 40,000 are covered by this prospectus and are described elsewhere herein.

     Holders of options and warrants do not have any of the rights or privileges of our stockholders, including voting rights, prior to exercise of the options and warrants. We have reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to the options and warrants.

LEGAL MATTERS

     Manatt, Phelps & Phillips L.L.P., Los Angeles, California, will pass upon the validity of our securities and certain other legal matters in connection with our offering of our securities, unless we indicate otherwise in a prospectus supplement.

EXPERTS

     The financial statements and the related financial statement schedules as of December 31, 2002 and 2001, and for the years then ended, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes explanatory paragraphs regarding the uncertainty of the Company’s ability to continue as a going concern and the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to the public from the SEC’s Website at “http://www.sec.gov.”

     This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the SEC. To see more detail, you should read the exhibits and schedules filed with our registration statement. You may obtain copies of the registration statement and the exhibits and schedules to the registration statement as described above.

     Statements contained herein as to the contents of any contract or any other document referred to are not necessarily complete, and where such contract or other document is an exhibit to a document we have filed with the SEC, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is now made.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

Our SEC Filings (File No. 1-11860)	Period Covered or Date of Filing

Annual Report on Form 10-KSB.	Year ended December 31, 2002 filed on March 31, 2003.

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, until such date as this registration statement is no longer effective, pursuant to the terms hereof	After the date of this prospectus.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Focus Enhancements, Inc.
1370 Dell Avenue
Campbell, California 95008
Attention: Investor Relations
Phone: (408) 866-8300

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

     The Delaware General Corporation Law and our certificate of incorporation and bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Focus pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     You should rely only on the information incorporated by reference or contained in this prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement that may have a later date. The selling shareholders are not making an offer of the common stock in any state where the offer is not permitted.

FOCUS ENHANCEMENTS, INC.

840,000 Shares of
Common Stock

PROSPECTUS

April 25, 2003